ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-156695
Dated June 13, 2011

ETRACS MLP ETN. Because better choices are a better way.

The power to choose how much and what kind of exposure you want with ETRACS MLP ETNs.

From long exposure to short exposure to leveraged exposure. ETRACS MLP ETNs give you a variety of ways to invest.
Which means you’ll get the exposure you want in the growing MLP market.
You also have the potential to receive attractive, quarterly cash distributions.*
Greater diversification. More choice. Quarterly income potential.*
ETRACS MLP ETNs.

ETRACS Alerian MLP Infrastructure - Ticker: MLPI
ETRACS 2xMonthly Leveraged Long Alerian MLP Infrastructure - Ticker: MLPL
ETRACS 1xMonthly Short Alerian MLP Infrastructure TR - Ticker: MLPS
ETRACS Alerian Natural Gas MLP - Ticker: MLPG
ETRACS Wells Fargo MLP - Ticker: MLPW

1.877.387.2275 etracs@ubs.com ubs.com/etracs

We will not rest

*Quarterly income linked to cash distributions paid by the MLPs in the underlying indices, if any, less fees. You are not guaranteed any distribution or coupon amount under the ETNs. MLPS does not pay a coupon as it provides the inverse return of a total return index.

An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal. We urge you to read the more detailed explanation of risks in the “Risk Factors” section of the applicable prospectus supplement for the ETRACS ETNs.

UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722 7370). This communication is issued by UBS AG or an affiliate thereof (“UBS”). In the U.S., it is issued by UBS Securities LLC, member FINRA, NYSE and SIPC. To the extent permitted by law, UBS does not accept any liability arising from the use of this communication.

Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored or advised by Wells Fargo & Company, Wells Fargo Securities, LLC, or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of ETRACS Wells Fargo MLP Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to the UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third part index calculator, without regard to the ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo MLP Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO MLP INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, AMZI, Alerian Natural Gas MLP Index, Alerian Natural Gas MLP Total Return Index, and ANGI are trademarks of Alerian and their use is granted under license from Alerian. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. Other marks may be trademarks of their respective owners. All rights reserved.